UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 17, 2014

DexCom, Inc.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-51222	33-0857544
(Commission File Number)	(IRS Employer Identification No.)

6340 Sequence Drive, San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

(858) 200-0200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(d) Effective on November 17, 2014, the Board of Directors of DexCom increased the authorized number of directors to nine and elected Mark G. Foletta to fill the vacancy as a Class III director. Mr. Foletta shall hold office for a term expiring at the 2017 Annual Meeting of DexCom’s stockholders, which is the next stockholder meeting at which Class III directors will be elected. Mr. Foletta is not a party to any transaction with DexCom required to be disclosed under Item 404(a) of Regulation S-K. DexCom also anticipates that Mr. Foletta will enter into DexCom’s standard form of indemnity agreement for its directors and executive officers. At the time of appointment, it was not determined whether Mr. Foletta would sit on any committee of the DexCom Board of Directors.

Consistent with DexCom’s policy for incoming non-employee directors, Mr. Foletta was issued a one-time grant of restricted stock units with a fair value of $300,000, equal to 6,866 restricted stock units, which vest over a thirty-six month period in three equal annual installments. In addition, DexCom’s non-employee directors receive an annual retainer with a fair value of $37,500, paid in the form of a restricted stock unit grant. Accordingly, Mr. Foletta also received a grant of 456 restricted stock units, which represents the prorated annual retainer amount beginning with the date of his appointment and for the period through May 30, 2015. The 456 restricted stock units shall vest in full on May 30, 2015. Both grants were issued under DexCom’s 2005 Equity Incentive Plan, and the value of the restricted stock units were based on the trailing 60-day average of the closing price of DexCom’s common stock prior to the date of grant. Each restricted stock unit represents a contingent right to receive one share of DexCom, Inc. common stock. All such restricted stock units will accelerate in full upon a change of control of DexCom.

ITEM 8.01.	OTHER EVENTS

DexCom announced the election of Mr. Foletta to the DexCom Board of Directors in a press release furnished as Exhibit 99.01 to this report and is incorporated herein by this reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DEXCOM, INC.

By:	/s/ John Lister
John Lister
Senior Vice President, General Counsel

Date: November 19, 2014